Exhibit 10.1



January 11, 2007

Todd Donahue
77 Old Westboro Road
North Grafton, MA  01536

Dear Todd,

On behalf of NMS Communications, we are pleased to offer you the position of Vice President, Finance Corporate Controller and Chief Accounting Officer in the Framingham, MA office reporting to Herb Shumway, CFO & Senior Vice President Finance and Operations. Your base compensation will be paid at the gross rate of $6,538.47 per pay period, which on an annual basis is $170,000.22.

Additionally, you are eligible to participate in the Management Bonus program at 40% of your annual base salary (pro-rated in the first year). The details of the bonus program will be discussed between you and your manager on or near your start date.

In addition to the above compensation, you will be entitled to participate in the Company Stock Option Program at the level of 45,000 shares priced at the close of market on your start date. This stock option grant will require compensation committee approval prior to issuance. As a full-time employee you will be eligible to participate in the complete NMS Communications benefit package. A copy of the NMS Benefits Summary is enclosed with this letter.

This offer of employment is contingent upon your agreement to our standard Employee Non-Compete and Confidentiality Agreement, a copy of which is enclosed with this letter. Please indicate your acceptance to both the employment offer and the Employee Non-Compete and Confidentiality Agreement by signing in the indicated space on the enclosed copies, returning one copy to Human Resources and retaining one copy for your files.

The Immigration Reform and Control Act requires employers to verify the employment eligibility and identity of new employees. You will need to complete the top section of the enclosed Form I-9 and bring it, together with the appropriate documents listed under Part 2, with you when you report for work. We will not be able to employ you if you fail to comply with this requirement.

Our entire team warmly anticipates the strong contribution you can make to NMS Communications and welcomes your participation in building a large and successful company and we hope you can start on February 5th. Please make your written response of acceptance to this offer of employment to Human Resources prior to noon on Monday, January 15, 2007. Please sign and date the letter and fax it back to me at 508-271-1148.


Most Sincerely,

/s/ Tina Robidoux
Tina Robidoux
Director, HR

Accepted:  /s/ Todd Donahue Date: January 12, 2007
Start Date: February 5, 2007